Exhibit 99.1

CareDx Reports Preliminary Revenue Results for Fourth Quarter and Full Year 2022

BRISBANE, Calif., January 9, 2023— CareDx, Inc. (Nasdaq: CDNA) — The Transplant Company™ focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers – today reported preliminary financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter Highlights

•	Delivered record revenues; expected to be between $81.9 million to $82.2 million, representing year-over-year growth of approximately 4%

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Achieved highest ever cash collections at 110% of revenue for testing services, representing an approximately 10% year-over-year increase demonstrating strong operational progress on this key initiative

•	Grew patient test results approximately 14% year-over-year with approximately 47,700 tests. Q4 test volume included approximately 2,300 tests for AlloSure® Lung

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Announcement of the new International Society of Heart and Lung Transplantation (ISHLT) guidelines supported the expanded use of CareDx’s HeartCare solutions, AlloMap® and now AlloSure, in routine monitoring of heart transplant patients

•	Commenced authorized share buyback program of up to $50 million. Program demonstrates Board of Directors’ and management’s confidence in the business, cash position and long-term growth opportunities.

•	Maintained strong balance sheet with approximately $292 million cash, cash equivalents, and marketable securities, and no debt

Full Year 2022 Highlights

•	Revenue expected to be in the range of $321.3 million to $321.6 million representing year-over-growth of approximately 8%

Preliminary revenue for the three months ended December 31, 2022, is expected to be between $81.9 million and $82.2 million, an increase of approximately 4% compared with $79.2 million in the fourth quarter of 2021. Testing services revenue for the quarter is expected to be between $64.9 million to $65.2 million, compared with $68.6 million in the same period in 2021. Total AlloSure and AlloMap patient results provided in the quarter were approximately 47,700, including approximately 2,300 AlloSure Lung patient results. Product revenue in the three months ended December 31, 2022, is expected to be $8.5 million, compared to $7.7 million in the same period in 2021. Patient and digital solutions revenue in the fourth quarter of 2022 is expected to be $8.5 million, compared to $2.9 million in the same period in 2021.

Preliminary revenue for the full year ended December 31, 2022, is expected to be between $321.3 million and $321.6 million, an increase of approximately 8% compared with $296.4 million in 2021. Testing services revenue for the year ended December 31, 2022, is expected to be between $263.2 million to $263.5 million, compared with $259.3 million in 2021. Product revenue for the full year 2022 is expected to be $29.3 million, compared to $26.8 million in 2021. Patient and digital solutions revenue for the full year 2022 is expected to be $28.8 million, compared to $10.3 million in 2021.

Preliminary cash, cash equivalents, and marketable securities were approximately $292 million as of December 31, 2022.

“We are excited by the year ahead, as we ended the year with our highest ever revenue quarter and are on track towards delivering adjusted EBITDA profitability in H1, 2023,” said Reg Seeto, CEO and President of CareDx. “We also ended the year with strong testing volumes, a record collections quarter for testing services in Q4 at 110% of its revenues, and will build on this momentum in 2023 as we focus on driving growth through the 3 C’s – pipeline catalysts, increased collections, and expansion of coverage across the portfolio.”

The preliminary financial information presented in this press release is based on CareDx’s current expectations and may be adjusted as a result of, among other things, the completion of customary annual audit procedures. CareDx will report fourth quarter and full year 2022 financial results and anticipates providing 2023 financial guidance on its February 2023 earnings call.

About CareDx – The Transplant Company

CareDx, Inc., headquartered in Brisbane, California, is a leading precision medicine solutions company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey, and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release includes forward-looking statements, including expectations regarding CareDx’s fourth quarter and full year 2022 revenue, number of patient results, and cash, cash equivalents, and marketable securities as of December 31, 2022, achievement of its financial and operational goals, its prospects in 2023, and its anticipation to report 2022 financial results and provide 2023 financial guidance on its February 2023 earnings call. These forward-looking statements are based upon information that is currently available to CareDx and its current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including the completion of the audit of CareDx’s 2022 financial statements, general economic and market factors, and global economic and marketplace uncertainties related to the COVID-19 pandemic, among others discussed in CareDx’s filings with the Securities and Exchange Commission (the “SEC”), including the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed by CareDx with the SEC on February 24, 2022, the quarterly report on Form 10-Q for the first quarter of 2022 ended on March 31, 2022 filed by CareDx with the SEC on May 5, 2022, the quarterly report on Form 10-Q for the second quarter of 2022 ended on June 30, 2022 filed by CareDx with the SEC on August 4, 2022, the quarterly report on Form 10-Q for the third quarter of 2022 ended on September 30, 2022, filed by CareDx with the SEC on November 3, 2022, and other reports that CareDx has filed with the SEC. Any of these may cause CareDx’s actual results, performance, or achievements to differ materially and adversely from those anticipated or implied by CareDx’s forward-looking statements. CareDx expressly disclaims any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc. Media Relations

Anna Czene

818-731-2203

aczene@caredx.com

Investor Relations

Ian Cooney

(415) 722-4563

investor@CareDx.com